Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Forms S-8 No. 333-75378 and No. 333-132175 of our report dated January 31, 2006, with respect to the consolidated balance sheet of Calavo Growers, Inc. as of October 31, 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the two-year period ended October 31, 2005, and the related financial statement schedule as listed in Item 15 of this Form 10-K for each of the years in the two-year period ended October 31, 2005, which report appears in the October 31, 2006, annual report on Form 10-K of Calavo Growers, Inc.
/s/ Deloitte & Touche LLP

Los Angeles, California
January 12, 2007